Exhibit 99.3

May 1, 2017

CONSENT OF BSP SECURITIES, LLC

We hereby consent to the inclusion and description of our opinion letter, delivered to the Board of Directors of BNC Bancorp and dated January 22, 2017, in the Joint Proxy Statement/Prospectus relating to the proposed merger of BNC Bancorp with Pinnacle Financial Partners, Inc. contained in the Registration Statement on Form S-4 and the references to our firm in such Joint Proxy Statement/Prospectus. BSP further consents to the attachment of the opinion letter as Annex D of the Joint Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

3290 Northside Parkway NW / Suite 800 / Atlanta, GA 30327 (404) 848-1571 (phone)